Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of OptMed, Inc. and Subsidiary (the “Company”) on Form S-1 of our report dated June 3, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of OptMed, Inc. and Subsidiary as of December 31, 2021 and 2020 and for the years ending December 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Boston, MA

June 15, 2022